Exhibit 10.1
WILSON HOLDINGS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the 18th day of September 2007, by and between Wilson Holdings, Inc., a Nevada corporation (“Company”), and Arun Khurana (“Consultant”).

R E C I T A L S

WHEREAS, the Company, in an effort to reduce expenditures as it commences its homebuilding operations, as described in detail in its Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2007, and Consultant have agreed that Consultant will transition from an employee to a consultant to the Company; and

WHEREAS, the Company desires to retain Consultant as an. independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on terms set forth more fully below.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

1.           SERVICES

A.           Through October 31, 2007 or the date of filing of the Company’s Form 10-K, whichever is later, Consultant will continue to serve as an employee and as the Company’s Chief Financial Officer.  Consultant’s obligations, including those related to certification, are expressly contingent upon the Company providing Consultant with all information reasonably requested by Consultant in a timely manner. Company acknowledges and agrees that from the date of this Agreement until the date Consultant discontinues his service as an employee, Consultant’s vacation days will not be deducted from his salary.

B.           Beginning on the date of filing of the Company’s Form 10-K or November 1, 2007, whichever is later, through October 31, 2008, Consultant’s role with Company will be that of a consultant, and will consist solely of (i) reviewing and providing comments on the Company’s periodic filings with the Securities and Exchange Commission, (ii) advising the Company on its Sarbanes-Oxley Act compliance and implementation efforts,  (iii) advising the Company regarding financing and joint venture matters, and (iv) transitioning of his responsibilities to the Chief Accounting Officer.

C.           Company understands and acknowledges that Consultant has a majority ownership in Izon Consulting LLC and Khurana LLC, which provide accounting consulting services to other companies, entities and individuals.  Nothing in this agreement shall preclude Consultant from managing or providing accounting consulting services for or through these entities, or from otherwise providing similar services for other entities.  Consultant may also serve as a director or trustee of other organizations, or engage in charitable, civic, and/or governmental activities provided that such service and activities do not prevent Consultant from performing the duties required of Consultant under this Agreement.  Consultant may engage in personal activities, including, without limitation, personal investments, provided that such activities do not interfere with Consultant’s performance of duties hereunder.

2.           COMPENSATION

A.           Consultant will receive his current salary and benefits through October 31, 2007 or the date of Filing of the Company’s Form 10-K, whichever is later.  Consultant’s consulting fee will be equal to $11,500 per month beginning November 1, 2007 or the date of Filing of the Company’s Form 10-K whichever is later, through October 31, 2008.  Consultant will not be eligible to participate in any of the Company’s benefit plans.

B.           Consultant’s unvested stock options grants (i.e. totaling 500,000 shares of common stock) will be amended to accelerate in full on November 1, 2007 (i.e. 375, 000 shares of common stock to have an exercise price of $3.25 per share; 125,000 shares of common stock to have an exercise price of $2.26 per share).  Consultant will have 90 days following October 31, 2008 to exercise any vested stock options.

3.           MUTUAL RELEASES

A.           Except for a claim to enforce the terms of this Agreement, or as otherwise provided herein, Company, for itself and for each of its directors, officers, employees, agents, attorneys, heirs, grantees, successors and assigns, past and present, hereby releases and forever discharges Consultant, in any capacity, as well as any entity in which he is a partner or owner, including Khurana LLC and Izon Consulting LLC (the “Consultant Releasees”), from and against any and all claims, liabilities, demands, obligations, losses, causes of action and suits of any kind or nature, whether known or unknown, which any of them has or might have against the Consultant Releasees.

B.           Except for a claim to enforce the terms of this Agreement, or as otherwise provided herein, Khurana, for himself and for any entity in which he is a partner or owner, including Khurana LLC and Izon Consulting LLC, hereby releases and forever discharges Company, for itself and for each of its directors, officers, employees, agents, attorneys, heirs, grantees, successors and assigns, past and present (the “Company Releasees”), from and against any and all claims, liabilities, demands, obligations, losses, causes of action and suits of any kind or nature, whether known or unknown, which any of them has or might have against the Company Releasees.

C.           Consultant represents and warrants that Consultant does not presently have on file, and further represents and warrants to the maximum extent allowed by law that Consultant will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or the Company Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Company Releasees occurring prior to the date of this Agreement.  To the extent that Consultant is still entitled to file any administrative charge with any governmental agency, Consultant hereby releases any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on his behalf after his filing of any administrative charge.  The foregoing notwithstanding, nothing herein shall be construed to limit Consultant’s cooperation in any government investigation.  The Company represents and warrants that it does not presently have on file, and further represents and warrants to the maximum extent allowed by law that the Company will not hereafter file, any lawsuits, claims, charges, grievances or complaints, civil, criminal or otherwise, against Consultant in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by Consultant occurring prior to the date of this Agreement.  The foregoing notwithstanding, nothing herein shall be construed to limit the Company’s cooperation in any government investigation

4.           CONFIDENTIALITY

A.           Definition.  “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

B.           Non-Use and Non-Disclosure.  Consultant will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party.  It is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor identical to Sections 2, 3 and 4 of this Agreement. Confidential Information does not include information which is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, has become publicly known and made generally available through no wrongful act of Consultant, or has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

C.           Former Employer’s Confidential Information.  Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

D.           Third Party Confidential Information.  Consultant recognizes that theCompany has received and in the future will receive from third parties, including without limitation, Company clients and prospective clients, their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company.

5.           OWNERSHIP

A.           Assignment.  Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, “Inventions”) conceived, written, made or discovered by Consultant (solely or in collaboration with others) during the period of this Agreement in performing the Services hereunder, are the sole property of the Company. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Consultant further acknowledges that all Inventions which constitute original works of authorship (solely or jointly with others) within the scope of and during the term hereof which qualify for protection by copyright are “works made for hire” as that term is defined in the United States Copyright Act.

B.           Further Assurances.  Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

C.           Pre-Existing Materials.  Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention; and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

6.           ASSIGNMENT

The parties acknowledge and agree that neither this Agreement nor any right hereunder nor interest herein may be assigned or transferred by either party without the express written consent of the non-assigning party.

7.           INDEPENDENT CONTRACTOR

It is the express intention of the parties that Consultant is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant further agrees to indemnify and hold harmless the Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, or (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement.

8.           NON-DISPARAGEMENT

The parties acknowledge and agree that they will not make or cause to be made any statement, observation or opinion, or communicate any information (whether oral or written) that in any way disparages or is likely in any way to harm the reputation of the other party.  However, nothing herein shall preclude either party from providing truthful testimony in any legal proceeding pursuant to subpoena or other legal means of compelling testimony, and the providing of such truthful testimony shall not constitute a breach of this provision in any respect.

9.           REPRESENTATIONS

Based upon information and advice from the Company’s auditors and counsel, Consultant represents that all statements and actions he has taken as the Company’s Chief Financial Officer have been accurate, to the best of his knowledge.  Consultant also represents that, to the best of his knowledge, all filings required to have been made by him pursuant to Section 16 of the Securities Exchange Act of 1934 relating to his ownership of the Company’s securities have been filed, and that no additional filings pursuant to Section 16 of the Securities Exchange Act of 1934 were required relating to the purchase of the Company’s securities.

Based upon information and advice from the Company’s auditors and counsel, Company represents that all statements and actions taken by the Company’s Chief Executive Officer have been accurate, to the best of his knowledge.

Based upon information and advice from the Company’s auditors and counsel, both the Company and Consultant represents that, to the best of their knowledge, all Current Reports on Form 8-K that were required to have been filed by the Company have been filed.

10.           PAYMENT UPON DEFAULT

In the event the Company (i) fails to pay Consultant his consultant payments or (ii) violates the non-disparagement provision of the Agreement (¶ 8) prior to October 31, 2008, the Company will pay Consultant an amount equal to $275,000.  In the event Consultant violates the non-disparagement provision of the Agreement (¶ 8) prior to October 31, 2008, Consultant will pay the Company $275,000.  In the event either party pays this default payment, the Agreement will automatically terminate with no further obligations owed to or by either party.

11.           INDEMNIFICATION

Consultant agrees to indemnify and hold harmless the Company, in an amount not to exceed $30,000, for any judgment against the Company based upon an action by Donald Turner for severance alleged to be owed by the Company.

12.           PRIOR AGREEMENTS

This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof (specifically including the Employment Agreement made and entered into by and between the Company and the Consultant on or about February 14, 2007) and contains the sole and entire agreement between the parties hereto with respect thereto.

13.           FEES AND EXPENSES

A.           Each party will bear their own costs and expenses in connection with the negotiation of the Agreement.

B.           In the event of any litigation to enforce rights and obligations under this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

14.           GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed and performed in such state without giving effect to conflicts of law principles.

15.           JURISDICTION

With respect to any suit, action, or other proceeding arising from (or relating to) this Agreement, the Company and Consultant hereby irrevocably agree to the exclusive personal jurisdiction and venue of the United States District Court for the Western District of Texas (and any Texas State Court within Travis County, Texas).

16.           COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Wilson Holdings, Inc.			Arun Khurana

By:	/s/ Clark Wilson		/s/ Arun Khurana

	Print Name:	Clark Wilson	Address:
	Title:	President and CEO

Address: